UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2023

I-ON DIGITAL CORP.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	000-54995	46-3031328
(State of Organization)	(Commission File Number)	(I.R.S. Employer

15, Tehran-ro 10-gil, Gangam-gu, Seoul, Korea, 06234
(Address of principal executive offices)

Registrant’s telephone number, including area code: +82-2-3430-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IONI	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, on September 28, 2022, I-On Digital Corp. (the “Company,” “we,” “us” or “our”) entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) with I-ON Acquisition Corp., a Florida corporation (“IAC”). Pursuant to the terms of the Purchase Agreement, IAC acquired 3,000 shares of a newly created Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred”) for proceeds in the amount of $250,000 (the “Subscription Amount”) in the form of a promissory note (the “Note”) which is secured by the pledge of the Series A Shares, the Series B Shares (as defined herein) and other assets of IAC in a Stock Pledge and Escrow Agreement (the “Pledge Agreement”). The Purchase Agreement was subsequently amended to include the subscription for 3,600 Series A Shares. Each Series A Preferred Share is convertible into Ten Thousand (10,000) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and is entitled to vote on matters as to which holders of the Common Stock shall be entitled to vote at a rate of Ten Thousand (10,000) votes per share of Series A Preferred. Also on September 28, 2022, the Company entered into a Contribution Agreement (the “Contribution Agreement”) with certain Purchasers (the “Purchasers”) pursuant to which the Purchasers agreed to purchase 6,000 shares of a newly created Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), in exchange for the Purchasers’ rights and title to certain assets of the Purchasers described in the Contribution Agreement. Each Series B Preferred Share is convertible into One Thousand (1,000) shares of Common Stock and entitled to vote on matters as to which holders of the Common stock shall be entitled to vote at a rate of One Thousand (1,000) votes per Series B Preferred Share.

On January 20, 2023, the Note was fully paid and the Series A Preferred Shares were released to IAC and the Series B Shares were released to the respective purchasers thereof.

Description of Business of I-On Digital Corp.

As previously reported in the Current Report on Form 8-K filed on October 6, 2022, the Company adopted the operations of IAC. Accordingly, the Company is in the business of providing digital-based enterprise solutions, including the digitization and distribution of precious metals, primarily gold, and other asset-based digital securities on the Blockchain. Asset digitization includes gold and precious metals with proven reserves that the Company may acquire and for similar assets of independent claim owners. Services to be provided by the Company are to be managed and administered via Distributed Ledger Technology, also referred to as an independent Node Verification Network, in the form of digital tokens or certificates. The Company's technology will allow tier-one and institutional-level financial managers or owners of the assets to fully transact or interface for exchange, settlement, transfer or financial reporting purposes with any regulatory-compliant, blockchain enabled Bank, Financial Institution, Asset Manager or secure Payment Intermediary. The Company is also engaged in the development of U.S. and global markets, commercial distribution channels and digitization opportunities.

Item 5.01.	Changes in Control of Registrant.

The disclosures set forth in Item 2.01 are hereby incorporated by reference into this Item 5.01.

As a result the release of the Series A Preferred Shares to IAC, IAC holds 58.9% of the total outstanding voting capitalization of the Company.

It is anticipated that the Company’s officers and directors will resign and IAC’s management will be appointed upon the filing of the Form 10-Q/A for the period ending September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2023	I-ON DIGITAL CORP.

	By:	/s/ Jae Cheol Oh
		Name:	Jae Cheol Oh
		Title:	Chief Executive Officer